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                                                                            99.1

Company Press Release

SSA Enters Into Asset Purchase Agreement With Gores and Files for Chapter 11 Protection

CHICAGO--(BUSINESS WIRE)--May 3, 2000--System Software Associates, Inc. and Gores Technology Group, a leading international technology and management company, announced today that they have entered into a definitive Asset Purchase Agreement providing for the previously announced sale by SSA of substantially all of its assets to a newly-formed subsidiary of Gores for a total of approximately $52 million in cash and 25% of the common stock of the newly-formed subsidiary.

SSA also announced today that it has reached agreement with its senior secured lenders on the terms of a debtor-in-possession loan facility and, as expected, has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Chapter 11 proceeding is intended to, among other things, allow SSA to complete the sale of its assets in an expeditious manner pursuant to
Section 363 of the Bankruptcy Code. The proposed DIP facility, which has been submitted for bankruptcy court approval, provides SSA with up to $5,000,000 of new funding for operations through May 26, 2000. Extension of the DIP facility beyond May 26 is subject to approval by SSA's senior secured lenders of an acceptable budget for such period.

Completion of the Gores transaction, which is scheduled for mid-June, remains subject to bankruptcy court approval, among other things. If the Gores transaction is completed, SSA expects that all of the cash received upon closing of the sale will be used to pay SSA's senior secured lenders and administrative claims in bankruptcy, leaving 25% of the common stock of the newly-formed subsidiary available for claims of unsecured creditors of SSA in bankruptcy, including the holders of SSA's 7% Convertible Subordinated Notes due 2002. As previously disclosed, SSA does not expect any distribution to be made to holders of its equity securities.

About SSA

System Software Associates is a worldwide ERP software and services provider with fiscal year 1999 revenue of $316 million. Its principal product, eBPCS Version 6.1 is primarily sold to the industrial sector including: automotive, chemicals, consumer goods, electronics, general manufacturing, food and beverage, forest products and pharmaceuticals.

About Gores Technology

Gores Technology Group (GTG) is a leading international technology acquisition and management company with an aggressive strategy of acquiring promising high-technology organizations, products and services, and managing them for increased growth and profitability. GTG's established infrastructure currently manages a portfolio of 18 companies that are located in 40 countries throughout the world. Those companies provide a broad range of technology-based products and services to a substantial customer base of 12,500 corporations that represent more than
1.5 million active users.

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Safe Harbor Provision

The statements contained in this release regarding the timing and process of the bankruptcy proceeding and sale of SSA's assets and the financing and future operations of SSA's business are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "intend," "expect," "believe," "belief", "scheduled" and similar expressions, as they relate to SSA, GTG or their management, have been used to identify such forward-looking statements. These statements reflect current beliefs and specific assumptions of SSA with respect to future events and are based on information currently available to it. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause the actual bankruptcy and sale process and the financing and operation of SSA's business to differ from the results expressed in, or implied by, these statements.
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Contact:
  System Software Associates
  Joseph J. Skadra, 312/258-6000
  Facsimile: 312/474-7500